Exhibit 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2012

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Baroid International Trading, LLC	United States, Delaware
BITC Holdings (US) LLC	United States, Delaware
Halliburton (Barbados) Investments SRL	Barbados
Halliburton Affiliates, LLC	United States, Delaware
Halliburton AS	Norway
Halliburton Brazil Holdings B.V.	Netherlands
Halliburton Canada Corp.	Canada, Alberta
Halliburton Canada Holdings B.V.	Netherlands
Halliburton Canada Holdings, LLC	United States, Delaware
Halliburton Canada ULC	Canada, Alberta
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Services, Inc.	United States, Delaware
Halliburton Far East Pte Ltd	Singapore
Halliburton Global Affiliates Holdings B.V.	Netherlands
Halliburton Group Canada	Canada
Halliburton International, Inc.	United States, Delaware
Halliburton International Holdings	Bermuda
Halliburton Investments B.V.	Netherlands
Halliburton Latin America S.A., LLC	United States, Delaware
Halliburton Luxembourg Holdings S.à r.l.	Luxembourg
Halliburton Luxembourg Intermediate S.à r.l.	Luxembourg
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Operations Nigeria Limited	Nigeria
Halliburton Overseas Limited	Cayman Islands
Halliburton Partners Canada ULC	Canada, Alberta
Halliburton Servicos Ltda.	Brazil
Halliburton U.S. International Holdings, Inc.	United States, Delaware
Halliburton Worldwide GmbH	Switzerland
HES Corporation	United States, Nevada
HES Holding, Inc.	United States, Delaware
HESI Holdings B.V.	Netherlands
Kellogg Energy Services, Inc.	United States, Delaware
Landmark Graphics Corporation	United States, Delaware
Oilfield Telecommunications, LLC.	United States, Delaware